News Release
FOR IMMEDIATE RELEASE
Arcosa, Inc. Announces First Quarter 2025 Results

–Adjusted EBITDA Growth of 26%, Adjusting for Sale of Steel Components, Outpacing Revenue Increase of 12%
–Adjusted EBITDA Margin, Excluding Divestiture, Expands 190 Basis Points
–Reaffirms Full-Year 2025 Consolidated Revenue and Adjusted EBITDA Guidance

DALLAS, Texas - ARCOSA, Inc. - May 6, 2025:
Arcosa, Inc. (NYSE: ACA) (“Arcosa,” the “Company,” “We,” or “Our”), a provider of infrastructure-related products and solutions, today announced results for the first quarter ended March 31, 2025.

First Quarter 2025 Highlights

	Three Months Ended March 31,
	2025	2024	% Change

	($ in millions, except per share amounts)
Revenues	$632.0	$598.6	6%
Revenues, excluding the impact of divested business(1)	$632.0	$562.5	12%
Net income	$23.6	$39.2	(40)%
Adjusted Net Income(2)	$24.0	$36.0	(33)%
Diluted EPS	$0.48	$0.80	(40)%
Adjusted Diluted EPS(2)	$0.49	$0.73	(33)%
Adjusted EBITDA(2)	$109.9	$92.0	19%
Adjusted EBITDA Margin(2)	17.4%	15.4%	200 bps
Adjusted EBITDA, excluding impact from divested business(1)(2)	$109.9	$87.1	26%
Adjusted EBITDA Margin, excluding impact from divested business(1)(2)	17.4%	15.5%	190 bps
Net cash provided by operating activities	$(0.7)	$80.5	(101)%
Free Cash Flow(2)	$(29.7)	$30.3	(198)%
bps - basis points
(1) Excludes the impact of the divested steel components business. Financial results for the steel components business were included in the Transportation Products segment as part of continuing operations to the date of sale, August 16, 2024.
(2) Non-GAAP financial measure. See reconciliation tables included in this release.

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Antonio Carrillo, President and Chief Executive Officer, commented, “Our first quarter results demonstrate solid execution of our strategic vision, driven by transformative actions undertaken over the past several years. Our strong results were driven by double-digit Adjusted EBITDA growth and approximately 275 basis points of organic margin expansion.

“Engineered Structures outperformed our expectations due to robust demand and operating improvements in utility structures, higher wind tower volumes, and the accretive impact of Ameron. The barge business also performed well during the quarter and continued to add to our backlog with a 1.7 book-to-bill. Construction Products faced unfavorable weather conditions, but our legacy business was able to expand margin even with lower volumes. The integration of the $1.2 billion Stavola acquisition, completed in October 2024, continues to progress very well and operations are ramping for the spring construction season in the Northeast. As expected, Stavola's contribution was dilutive to our first quarter results in its seasonally slowest quarter.”

Carrillo concluded, "We are pleased to maintain leverage at 2.9 times Net Debt to Adjusted EBITDA, consistent with the start of the year despite first quarter seasonality. We remain committed to our goal of reducing leverage to 2.0-2.5 times over the next twelve months.”

2025 Outlook and Guidance

The Company is reaffirming its full year 2025 guidance:
•Consolidated revenues range of $2.8 billion to $3.0 billion, an increase of 17% at the mid-point of the range compared to full year 2024 results excluding the divested steel components business.
•Consolidated Adjusted EBITDA range of $545 million to $595 million, an increase of 30% at the mid-point of the range compared to full year 2024 results excluding the divested steel components business.
•Guidance range includes the direct impact of tariffs, as currently outlined, which are expected to be immaterial.
“Arcosa had a strong start to 2025, and we remain well positioned for long-term growth. With operations primarily in the U.S., we expect to benefit from continued investments in the nation's aging infrastructure and a new era of growth for the U.S. power market. Against the current backdrop of macro and policy uncertainty, most of our end markets continue to demonstrate resilience. Our teams are focused on strategic execution and operational excellence, while delivering on the solid backlogs in many of our businesses. We are encouraged by our first quarter results and are reaffirming our 2025 consolidated revenues and Adjusted EBITDA guidance,” concluded Mr. Carrillo.

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First Quarter 2025 Results and Commentary

All comparisons are versus the prior year quarter unless noted otherwise.

Construction Products
•Revenues increased 5% to $262.8 million driven by the contribution from the construction materials business of Stavola Holding Corporation and its affiliated entities (collectively “Stavola”), acquired in October 2024, which added $26.4 million to revenues during the quarter.
•Organic revenues declined 6% as higher pricing was offset by lower volumes, a decrease in freight revenue, and the divestiture of several small underperforming operations executed in the prior period.
•Adjusted Segment EBITDA decreased 5% to $56.9 million and Adjusted Segment EBITDA Margin decreased 220 basis points to 21.7% from 23.9% in the prior period. Freight-Adjusted Segment EBITDA Margin was 23.6% compared to 26.4% in the prior period.
•As expected, seasonally slow production at Stavola, located in the northeast and more impacted by the winter months than our legacy operations, negatively impacted first quarter results, reducing Adjusted Segment EBITDA by $2.0 million and Adjusted Segment EBITDA Margin by 320 basis points.
•On an organic basis, Adjusted Segment EBITDA decreased 2% primarily due to lower volumes impacted by wet and abnormally cold weather at the beginning of the quarter. Improved unit profitability led by strong pricing drove 100 basis points of organic Adjusted Segment EBITDA Margin expansion.
•Depreciation, depletion, and amortization expense increased $8.5 million, or 28%, primarily due to the acquisition of Stavola.

Engineered Structures
•Revenues for utility, wind, and related structures increased 23% to $284.8 million primarily due to higher volumes in our wind towers business and the contribution from the acquisition of Ameron Pole Products (“Ameron”), which closed in April 2024. Revenues for utility structures decreased slightly as higher volumes and improved product mix were offset by lower steel prices.
•Adjusted Segment EBITDA increased 90% to $51.7 million, led by significant organic growth in our wind towers and utility structures businesses as well as the contribution from the acquired Ameron business. Margin expanded 650 basis points to 18.2% due to higher wind tower volumes, improved product mix and operating efficiencies in our utility structures business, and the accretive impact of Ameron.
•The ongoing focus on grid hardening and reliability efforts and increased demand for electricity continue to drive strong order activity for our utility structures business. In wind towers, our backlog provides solid production visibility for 2025. We continue to engage with our customers on orders for next year while we await additional clarity on renewable energy policy discussions in Washington D.C.
•At the end of the first quarter, the combined backlog for utility, wind, and related structures was $1,094.1 million compared to $1,366.7 million at the end of the first quarter of 2024. We expect to deliver approximately 59% of our current backlog during 2025 and the remainder through 2028.

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Transportation Products
•Prior period results included revenues and Adjusted EBITDA of $36.1 million and $4.9 million, respectively, for the steel components business, which was divested in August 2024.
•Revenues for our barge business increased 6% primarily due to higher tank barge deliveries.
•Excluding the impact of the divested steel components business, Adjusted Segment EBITDA increased 13%, to $15.5 million, driven by higher tank barge deliveries and improved operating efficiencies.
•Adjusted Segment EBITDA Margin was 18.4% compared to 17.2% in the prior period, excluding the divested steel components business.
•During the quarter, we received barge orders totaling approximately $142 million representing a book-to-bill of 1.7 and extending our tank barge backlog deep into 2026.
•Our barge backlog at the end of the quarter was $333.6 million compared to $294.4 million at the end of the first quarter of 2024. We expect to deliver approximately 63% of our current backlog during 2025.

Corporate and Other Financial Notes
•Excluding acquisition and divestiture-related costs, which have been excluded from Adjusted EBITDA, corporate expenses of $14.6 million were roughly flat with the prior period.
•Acquisition and divestiture-related costs were $0.8 million in the first quarter compared to $1.6 million in the prior period.
•Interest expense totaled $28.3 million, an increase of $20.0 million year-over-year driven by the additional debt incurred to finance the Stavola acquisition.
•The effective tax rate for the first quarter was 19.2% compared to 17.1% in the prior period. The increase in the tax rate was primarily due to higher state taxes and foreign adjustments.

Cash Flow and Liquidity
•Operating cash flow was $(0.7) million during the first quarter, a decrease of $81.2 million compared to the prior period, driven by an increase in working capital.
•Working capital was a $80.7 million net use of cash for the quarter compared to the prior period's $4.6 million net source of cash. The decrease in cash provided by working capital was primarily due to a $77.6 million increase in receivables.
•The increase in receivables was primarily due to the timing of deliveries in our Engineered Structures and Transportation Products segments as well as Advanced Manufacturing Production tax credits recognized during the period, which were sold in April.
•Capital expenditures in the first quarter were $34.0 million, compared to $54.4 million in the prior period.
•Free Cash Flow for the quarter was $(29.7) million, down from $30.3 million in the prior period.
•During the quarter, we received cash of $17.6 million due to escrow funds that were returned to Arcosa related to customary purchase price adjustments in connection with the Stavola acquisition.
•Net Debt to Adjusted EBITDA was 2.9x for the trailing twelve months, consistent with the start of the year.
•We ended the quarter with total liquidity of $867.8 million, including $167.9 million of cash and cash equivalents and full availability under our $700 million revolving credit facility.

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Non-GAAP Financial Information

This earnings release contains financial measures that have not been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Reconciliations of non-GAAP financial measures to the closest GAAP measure are included in the accompanying tables to this earnings release.

Conference Call Information

A conference call is scheduled for 8:30 a.m. Eastern Time on May 7, 2025 to discuss first quarter 2025 results. To listen to the conference call webcast, please visit the Investor Relations section of Arcosa’s website at https://ir.arcosa.com. A slide presentation for this conference call will be posted on the Company’s website in advance of the call at https://ir.arcosa.com. The audio conference call number is 800-723-6494 for domestic callers and 785-424-1619 for international callers. The conference ID is ARCOSA and the passcode is 13126. An audio playback will be available through 11:59 p.m. Eastern Time on May 21, 2025, by dialing 800-839-3012 for domestic callers and 402-220-7232 for international callers. A replay of the webcast will be available for one year on Arcosa’s website at https://ir.arcosa.com/news-events/events-presentations.

About Arcosa

Arcosa, Inc. (NYSE:ACA), headquartered in Dallas, Texas, is a provider of infrastructure-related products and solutions with leading positions in construction, engineered structures, and transportation markets. Arcosa reports its financial results in three principal business segments: Construction Products, Engineered Structures, and Transportation Products. For more information, visit www.arcosa.com.

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Some statements in this release, which are not historical facts, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about Arcosa’s estimates, expectations, beliefs, intentions or strategies for the future. Arcosa uses the words “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” “guidance,” “outlook,” “strategy,” “plans,” “goal,” and similar expressions to identify these forward-looking statements. Forward-looking statements speak only as of the date of this release, and Arcosa expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, except as required by federal securities laws. Forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations, including but not limited to assumptions, risks and uncertainties regarding the failure to successfully complete or integrate acquisitions, including Ameron and Stavola, or divest any business, or failure to achieve the expected benefits of acquisitions or divestitures; market conditions and customer demand for Arcosa’s business products and services; the impact of Arcosa's level of indebtedness; the cyclical nature of, and seasonal or weather impact on, the industries in which Arcosa competes; competition and other competitive factors; governmental and regulatory factors; changing technologies; availability of growth opportunities; market recovery; ability to improve margins; the impact of inflation and costs of materials; assumptions regarding achievements of the expected benefits from the Inflation Reduction Act; the delivery or satisfaction of any backlog or firm orders; the impact of pandemics on Arcosa’s business; the impact of tariffs; and Arcosa’s ability to execute its long-term strategy, and such forward-looking statements are not guarantees of future performance. For further discussion of such risks and uncertainties, see “Risk Factors” and the “Forward-Looking Statements” section of “Management's Discussion and Analysis of Financial Condition and Results of Operations” in Arcosa's Form 10-K for the year ended December 31, 2024 and as may be revised and updated by Arcosa's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

INVESTOR CONTACTS

Erin Drabek	David Gold
VP of Investor Relations	ADVISIRY Partners

T 972.942.6500	T 212.661.2220
InvestorResources@arcosa.com	David.Gold@advisiry.com
MEDIA CONTACT

Media@arcosa.com
TABLES TO FOLLOW

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Arcosa, Inc.
Condensed Consolidated Statements of Operations
(in millions, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2025	2024
Revenues	$632.0	$598.6
Operating costs:
Cost of revenues	506.6	487.0
Selling, general, and administrative expenses	73.7	69.1
Gain on disposition of property, plant, equipment, and other assets	(3.8)	(3.9)
Gain on sale of businesses	(0.3)	(7.0)
	576.2	545.2
Operating profit	55.8	53.4

Interest expense	28.3	8.3
Other income, net	(1.7)	(2.2)
	26.6	6.1
Income before income taxes	29.2	47.3
Provision for income taxes	5.6	8.1
Net income	$23.6	$39.2

Net income per common share:
Basic	$0.48	$0.81
Diluted	$0.48	$0.80
Weighted average number of shares outstanding:
Basic	48.7	48.5
Diluted	49.2	48.9

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Arcosa, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Three Months Ended March 31,
Revenues:	2025	2024
Aggregates	$165.3	$158.9
Specialty materials and asphalt	73.2	63.2
Aggregates intrasegment sales	(4.1)	(0.4)
Total Construction Materials	234.4	221.7
Construction site support	28.4	29.5
Construction Products	262.8	251.2

Utility, wind, and related structures	284.8	231.6
Engineered Structures	284.8	231.6

Inland barges	84.4	79.7
Steel components(1)	—	36.1
Transportation Products	84.4	115.8

Segment Totals before Eliminations	632.0	598.6
Eliminations	—	—
Consolidated Total	$632.0	$598.6

	Three Months Ended March 31,
Operating profit (loss):	2025	2024
Construction Products	$18.3	$28.8
Engineered Structures	39.0	26.3
Transportation Products(1)	13.9	14.6
Segment Total	71.2	69.7
Corporate	(15.4)	(16.3)
Consolidated Total	$55.8	$53.4

Backlog:	March 31, 2025	March 31, 2024
Engineered Structures:
Utility, wind, and related structures	$1,094.1	$1,366.7
Transportation Products:
Inland barges	$333.6	$294.4

(1) On August 16, 2024, the Company completed the divestiture of the steel components business. See Reconciliation of Adjusted EBITDA for Steel Components table for the contribution of the steel components business to operating profit, included above, for the three months ended March 31, 2024.

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Arcosa, Inc.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	March 31, 2025	December 31, 2024
Current assets:
Cash and cash equivalents	$167.9	$187.3
Receivables, net of allowance	427.6	350.2
Inventories	365.0	359.9
Other	50.8	56.6
Total current assets	1,011.3	954.0

Property, plant, and equipment, net	2,117.9	2,129.4
Goodwill	1,343.2	1,361.2
Intangibles, net	331.0	338.3
Deferred income taxes	2.8	2.8
Other assets	127.7	129.8
	$4,933.9	$4,915.5
Current liabilities:
Accounts payable	$283.5	$237.3
Accrued liabilities	144.1	166.4
Advance billings	71.2	100.2
Current portion of long-term debt	11.2	12.1
Total current liabilities	510.0	516.0

Debt	1,675.1	1,676.8
Deferred income taxes	202.8	200.6
Other liabilities	91.5	93.9
	2,479.4	2,487.3
Stockholders' equity:
Common stock	0.5	0.5
Capital in excess of par value	1,703.3	1,696.5
Retained earnings	770.0	748.9
Accumulated other comprehensive loss	(17.7)	(17.7)
Treasury stock	(1.6)	—
	2,454.5	2,428.2
	$4,933.9	$4,915.5

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Arcosa, Inc.
Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Three Months Ended March 31,
	2025	2024
Operating activities:
Net income	$23.6	$39.2
Adjustments to reconcile net income to net cash provided (required) by operating activities:
Depreciation, depletion, and amortization	53.6	42.8
Stock-based compensation expense	6.7	6.7
Provision for deferred income taxes	1.3	7.1
Gain on disposition of property, plant, equipment, and other assets	(3.8)	(3.9)
Gain on sale of businesses	(0.3)	(7.0)
(Increase) decrease in other assets	1.4	(2.2)
Increase (decrease) in other liabilities	(2.9)	(2.4)
Other	0.4	(4.4)
Changes in current assets and liabilities:
(Increase) decrease in receivables	(77.6)	(10.2)
(Increase) decrease in inventories	(4.1)	4.5
(Increase) decrease in other current assets	5.8	1.2
Increase (decrease) in accounts payable	46.2	3.7
Increase (decrease) in advance billings	(29.0)	5.0
Increase (decrease) in accrued liabilities	(22.0)	0.4
Net cash provided (required) by operating activities	(0.7)	80.5
Investing activities:
Proceeds from disposition of property, plant, equipment, and other assets	5.0	4.2
Proceeds from sale of businesses	—	6.7
Capital expenditures	(34.0)	(54.4)
Cash received (paid) for acquisitions	17.6	—
Net cash required by investing activities	(11.4)	(43.5)
Financing activities:
Payments to retire debt	(3.3)	(1.7)
Proceeds from issuance of debt	—	40.0
Dividends paid to common stockholders	(2.5)	(2.4)
Purchase of shares to satisfy employee tax on vested stock	(1.5)	(1.2)
Net cash provided (required) by financing activities	(7.3)	34.7
Net increase (decrease) in cash and cash equivalents	(19.4)	71.7
Cash and cash equivalents at beginning of period	187.3	104.8
Cash and cash equivalents at end of period	$167.9	$176.5

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Arcosa, Inc.
Reconciliation of Adjusted Net Income and Adjusted Diluted EPS
(unaudited)

GAAP does not define “Adjusted Net Income” and it should not be considered as an alternative to earnings measures defined by GAAP, including net income. We use this metric to assess the operating performance of our consolidated business. We adjust net income for certain items that are not reflective of the normal operations of our business to provide investors with what we believe is a more consistent comparison of earnings performance from period to period.

	Three Months Ended March 31,
	2025	2024
	(in millions)
Net income	$23.6	$39.2
Gain on sale of businesses, net of tax	(0.2)	(5.3)
Impact of acquisition and divestiture-related expenses, net of tax(1)	0.6	2.1
Adjusted Net Income	$24.0	$36.0

GAAP does not define “Adjusted Diluted EPS” and it should not be considered as an alternative to earnings measures defined by GAAP, including diluted EPS. We use this metric to assess the operating performance of our consolidated business. We adjust diluted EPS for certain items that are not reflective of the normal operations of our business to provide investors with what we believe is a more consistent comparison of earnings performance from period to period.

	Three Months Ended March 31,
	2025	2024

	(in dollars per share)
Diluted EPS	$0.48	$0.80
Gain on sale of businesses	—	(0.11)
Impact of acquisition and divestiture-related expenses(1)	0.01	0.04
Adjusted Diluted EPS	$0.49	$0.73

(1) Expenses associated with acquisitions and divestitures, including the cost impact of the fair value markup of acquired inventory, advisory and professional fees, integration, separation, and other transaction costs.

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Arcosa, Inc.
Reconciliation of Adjusted EBITDA
($ in millions)
(unaudited)

“EBITDA” is defined as net income plus interest, taxes, depreciation, depletion, and amortization. “Adjusted EBITDA” is defined as EBITDA adjusted for certain items that are not reflective of the normal earnings of our business. GAAP does not define EBITDA or Adjusted EBITDA and they should not be considered as alternatives to earnings measures defined by GAAP, including net income. We use Adjusted EBITDA to assess the operating performance of our consolidated business, as a metric for incentive-based compensation, as a measure within our lending arrangements, and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value. As a widely used metric by analysts, investors, and competitors in our industry, we believe Adjusted EBITDA also assists investors in comparing a company's performance on a consistent basis without regard to depreciation, depletion, amortization, and other items which can vary significantly depending on many factors. “Adjusted EBITDA Margin” is defined as Adjusted EBITDA divided by Revenues.

	Three Months Ended March 31,		Full Year 2025 Guidance
	2025	2024	Low	High
Revenues	$632.0	$598.6	$2,800.0	$3,000.0

Net income	23.6	39.2	170.4	201.9
Add:
Interest expense, net	26.5	6.6	104.0	107.0
Provision for income taxes	5.6	8.1	40.0	50.5
Depreciation, depletion, and amortization expense(1)	53.6	42.8	230.0	235.0
EBITDA	109.3	96.7	544.4	594.4
Add (less):
Gain on sale of businesses	(0.3)	(7.0)	(0.3)	(0.3)
Impact of acquisition and divestiture-related expenses(2)	0.8	2.8	0.8	0.8
Other, net (income) expense	0.1	(0.5)	0.1	0.1
Adjusted EBITDA	$109.9	$92.0	$545.0	$595.0
Adjusted EBITDA Margin	17.4%	15.4%	19.5%	19.8%

(1) Includes the impact of the fair value markup of acquired long-lived assets, subject to final purchase price adjustments.
(2) Expenses associated with acquisitions and divestitures, including the cost impact of the fair value markup of acquired inventory, advisory and professional fees, integration, separation, and other transaction costs.

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Arcosa, Inc.
Reconciliation of Adjusted Segment EBITDA
($ in millions)
(unaudited)
“Segment EBITDA” is defined as segment operating profit plus depreciation, depletion, and amortization. “Adjusted Segment EBITDA” is defined as Segment EBITDA adjusted for certain items that are not reflective of the normal earnings of our business. GAAP does not define Segment EBITDA or Adjusted Segment EBITDA and they should not be considered as alternatives to earnings measures defined by GAAP, including segment operating profit. We use Adjusted Segment EBITDA to assess the operating performance of our businesses, as a metric for incentive-based compensation, and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value. As a widely used metric by analysts, investors, and competitors in our industry we believe Adjusted Segment EBITDA also assists investors in comparing a company's performance on a consistent basis without regard to depreciation, depletion, amortization, and other items, which can vary significantly depending on many factors. “Adjusted Segment EBITDA Margin” is defined as Adjusted Segment EBITDA divided by Revenues.

	Three Months Ended March 31,
	2025	2024
Construction Products
Revenues	$262.8	$251.2

Operating Profit	18.3	28.8
Add: Depreciation, depletion, and amortization expense(1)	38.6	30.1
Segment EBITDA	56.9	58.9
Add: Impact of acquisition and divestiture-related expenses(2)	—	1.2
Adjusted Segment EBITDA	$56.9	$60.1
Adjusted Segment EBITDA Margin	21.7%	23.9%

Engineered Structures
Revenues	$284.8	$231.6

Operating Profit	39.0	26.3
Add: Depreciation and amortization expense(1)	12.7	7.9
Segment EBITDA	51.7	34.2
Less: Gain on sale of businesses	—	(7.0)
Adjusted Segment EBITDA	$51.7	$27.2
Adjusted Segment EBITDA Margin	18.2%	11.7%

Transportation Products
Revenues	$84.4	$115.8

Operating Profit	13.9	14.6
Add: Depreciation and amortization expense	1.9	4.0
Segment EBITDA	15.8	18.6
Less: Gain on sale of businesses	(0.3)	—
Adjusted Segment EBITDA	$15.5	$18.6
Adjusted Segment EBITDA Margin	18.4%	16.1%

Operating Loss - Corporate	$(15.4)	$(16.3)
Add: Impact of acquisition and divestiture-related expenses - Corporate(2)	0.8	1.6
Add: Corporate depreciation expense	0.4	0.8
Adjusted EBITDA	$109.9	$92.0
(1) Includes the impact of the fair value markup of acquired long-lived assets, subject to final purchase price adjustments.
(2) Expenses associated with acquisitions and divestitures, including the cost impact of the fair value markup of acquired inventory, advisory and professional fees, integration, separation, and other transaction costs.

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Arcosa, Inc.
Reconciliation of Freight-Adjusted Revenues for Construction Products
($ in millions)
(unaudited)

“Freight-Adjusted Revenues” for Construction Products is defined as segment revenues less freight and delivery, which are pass-through activities. GAAP does not define Freight-Adjusted Revenues and they should not be considered as alternatives to earnings measures defined by GAAP, including revenues. We use Freight-Adjusted Revenues in the review of our operating results. We also believe that this presentation is consistent with our competitors. As a widely used metric by analysts and investors, this metric assists in comparing a company's performance on a consistent basis. “Freight-Adjusted Segment Margin” is defined as Freight-Adjusted Revenues divided by Adjusted Segment EBITDA.

	Three Months Ended March 31,
	2025	2024
Construction Products
Revenues	$262.8	$251.2
Less: Freight revenues	22.2	23.9
Freight-Adjusted Revenues	$240.6	$227.3

Adjusted Segment EBITDA(1)	$56.9	$60.1
Adjusted Segment EBITDA Margin(1)	21.7%	23.9%

Freight-Adjusted Segment EBITDA Margin	23.6%	26.4%

(1) See Reconciliation of Adjusted Segment EBITDA table.

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Arcosa, Inc.
Reconciliation of Free Cash Flow and Net Debt to Adjusted EBITDA
($ in millions)
(unaudited)

GAAP does not define “Free Cash Flow” and it should not be considered as an alternative to cash flow measures defined by GAAP, including cash flow from operating activities. We define Free Cash Flow as cash provided by operating activities less capital expenditures net of the proceeds from the disposition of property, plant, equipment, and other assets. We use this metric to assess the liquidity of our consolidated business. We present Free Cash Flow for the convenience of investors who use it in their analysis and for shareholders who need to understand the metric we use to assess performance and monitor our cash and liquidity positions.

	Three Months Ended March 31,
	2025	2024
Cash provided (required) by operating activities	$(0.7)	$80.5
Capital expenditures	(34.0)	(54.4)
Proceeds from disposition of property, plant, equipment, and other assets	5.0	4.2
Free Cash Flow	$(29.7)	$30.3

GAAP does not define “Net Debt” and it should not be considered as an alternative to cash flow or liquidity measures defined by GAAP. The Company uses Net Debt, which it defines as total debt minus cash and cash equivalents to determine the extent to which the Company’s outstanding debt obligations would be satisfied by its cash and cash equivalents on hand. The Company also uses “Net Debt to Adjusted EBITDA”, which it defines as Net Debt divided by Adjusted EBITDA for the trailing twelve months as a metric of its current leverage position. We present this metric for the convenience of investors who use such metrics in their analysis and for shareholders who need to understand the metrics we use to assess performance and monitor our cash and liquidity positions.

March 31, 2025
Total debt excluding debt issuance costs	$1,703.7
Cash and cash equivalents	167.9
Net Debt	$1,535.8

Adjusted EBITDA (trailing twelve months)(1)	$531.0
Net Debt to Adjusted EBITDA	2.9

(1) Adjusted EBITDA includes an upward pro forma adjustment for Stavola, acquired on October 1, 2024, of $69.2 million, which was Stavola's Adjusted EBITDA for the six months ended September 30, 2024, to reflect the six-month pro forma impact on our Adjusted EBITDA as if the acquisition had occurred on December 31, 2023. Also included is a $3.1 million downward pro forma adjustment to exclude Adjusted EBITDA from the steel components business during the period, which was divested on August 16, 2024.

972.942.6500	15	arcosa.com

Arcosa, Inc.
Reconciliation of Adjusted EBITDA for Steel Components and Stavola
(in millions)
(unaudited)

Three Months Ended March 31,
2024
Steel Components:
Operating Profit	$2.5
Add: Depreciation and amortization expense	2.4
Steel Components EBITDA	4.9
Steel Components Adjusted EBITDA	$4.9

Three Months Ended March 31,
2025
Stavola:
Operating Profit	$(11.0)
Add: Depreciation, depletion, and amortization expense	9.0
Stavola EBITDA	(2.0)
Stavola Adjusted EBITDA	$(2.0)

972.942.6500	16	arcosa.com